FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS CONCLUDES PRIVATE PLACEMENT
OF SERIES D PREFERRED STOCK AND COMMON
STOCK WARRANTS

Buffalo, NY – March 30, 2009. Cleveland BioLabs, Inc. (NASDAQ:  CBLI) (the “Company”) announced today that it concluded its offering of series D convertible preferred stock (“Series D Preferred”), and warrants to purchase common stock, raising in a final closing on March 27, 2009, approximately $800,000 in capital through a private placement of 78.9 shares of Series D Preferred and warrants to purchase 563,576 shares of the Company’s common stock.  This issuance of Series D Preferred and warrants is in addition to the previous issuances of Series D Preferred and warrants to purchase common stock consummated on February 13, 2009, and March 20, 2009, announced by the Company on February 17, 2009, and March 23, 2009, respectively.

The aggregate purchase price paid by the purchasers in the recently consummated transaction was $789,000 bringing the total amount raised at all three closings to approximately $5,428,000. After related fees and expenses, the Company received approximately $4,460,000 in the aggregate.  The Company intends to use the proceeds of the private placement for working capital purposes.

Michael Fonstein, Ph.D., President and Chief Executive Officer of Cleveland BioLabs, commented, “The Company has prepared itself to weather the economic downturn currently experienced in the capital markets by adding to our coffers and streamlining our development programs.  With capital resources anticipated to be sufficient to see Protectan CBLB502 through to submission for FDA approval and potential commercialization for defense applications, and a rich pipeline of additional compounds at or nearing critical valuation inflection points, we believe the Company is positioned to achieve success in these challenging times and continue to deliver value to all of our stakeholders.”

Garden State Securities, Inc. (the “Agent”) served as exclusive placement agent in the transaction.  For its services, the Agent received gross cash compensation in the amount of approximately $543,000 and warrants (in gross amount) to purchase 387,736 shares of common stock.

Each share of Series D Preferred is convertible into approximately 7,143 shares of common stock at the conversion price of $1.40, and each warrant is exercisable for one share of common stock at the exercise price of $1.60.  In the aggregate, all of the Series D Preferred issued are convertible into 3,877,386 shares of common stock and all of the warrants issued (including those issued to the Agent) are exercisable for 4,265,122 shares of common stock.

At its annual meeting of stockholders, the Company intends to seek approval of various matters relating to the transaction.  Directors, executive officers and certain large stockholders of the Company who together hold approximately 33% of the total voting power of the outstanding capital stock of the Company eligible to vote as of the date of the issuance have agreed to vote in favor of these approvals.  The Company has scheduled the annual meeting for June 25, 2009 in Buffalo, New York, for stockholders of record on April 27, 2009.

The Company intends to file a Current Report or Form 8-K with the Securities and Exchange Commission today, which will include a more detailed description of the transaction.

About Cleveland BioLabs, Inc.
Cleveland BioLabs, Inc. is a drug discovery and development company leveraging its proprietary discoveries around programmed cell death to develop treatments for cancer and protection of normal tissues from exposure to radiation and other stresses.  The Company has strategic partnerships with the Cleveland Clinic, Roswell Park Cancer Institute, ChemBridge Corporation and the Armed Forces Radiobiology Research Institute.  To learn more about Cleveland BioLabs, Inc., please visit the company's website at http://www.cbiolabs.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements included in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  The transaction described above does not assure that the Company’s business or financial results will be successful or that the Company will not need to raise additional capital.  The Company may not be able to raise needed additional capital on the same terms as those in the transactions described above or on any other terms.  Factors that may affect the business or financial results or condition of the Company include the availability of capital, the progress and outcome of clinical trials and obtaining necessary regulatory approvals and are described more extensively in the Company’s filings with the SEC.  Stockholders and other readers are urged to consider these risks carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and, except as expressly required by the federal securities laws, the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events, circumstances or development.

Additional Information
The Company intends to file a proxy statement and other relevant documents concerning the transaction described above with the SEC.  The proxy statement will be distributed to the Company’s stockholders in connection with a meeting of stockholders.  Stockholders are urged to read the proxy statement, the documents incorporated by reference in the proxy statement, the other documents filed with the SEC and the other relevant materials when they become available because they will contain important information about the transaction.  Investors will be able to obtain these documents free of charge at the SEC’s website (http://www.sec.gov).  The directors, executive officers, and certain other members of management and employees of the Company and its subsidiaries are participants in the solicitation of proxies in favor of approval of the transaction and related matters from the stockholders of the Company.  Information about the directors and executive officers of the Company is set forth in its proxy statement for the 2008 annual meeting of stockholders filed with the SEC on April 1, 2008.  Additional information regarding the interests of such participants will be included in the transaction-related proxy statement and the other relevant documents filed with the SEC when they become available.

The preferred stock and warrants described in this press release will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.  This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Contact:
Rachel Levine, Director Corporate Development & Communications
Cleveland BioLabs, Inc.
T: (646) 284-9439
E: rlevine@cbiolabs.com